UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2023

VIGIL NEUROSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41200	85-1880494
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Vigil Neuroscience, Inc. 100 Forge Rd, Suite 700
Watertown, Massachusetts , 02472
(Address of principal executive offices, including zip code)

(857) 254-4445

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trade Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	VIGL	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Samantha Budd Haeberlein, Ph.D. to the Board of Directors

On May 8, 2023, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Vigil Neuroscience, Inc. (the “Company”), the Board appointed Samantha Budd Haeberlein, Ph.D. to the Board, effective as of May 8, 2023 (the “Effective Date”). Dr. Budd Haeberlein will serve as a Class I director until her term expires at the 2025 annual meeting of stockholders at which time she will stand for election by the Company’s stockholders. The Board determined that Dr. Budd Haeberlein is independent under the listing standards of the Nasdaq Stock Market.

Dr. Budd Haeberlein has more than 20 years of biopharmaceutical industry experience across research, translational medicine and clinical development with a focus on CNS indications. She is currently a Principal of Netley Consulting, LLC. Prior to that, she served as Senior Vice President and Head of Neurodegeneration Development at Biogen (NASDAQ: BIIB), where she was responsible for the late-stage development of the company’s Alzheimer’s, dementia and movement disorder medications, including Aduhelm® and LEQEMBITM. Previously, Dr. Budd Haeberlein was Vice President and Head of Translational Science & Global Programme Lead in Alzheimer’s disease at AstraZeneca (NASDAQ: AZN). Dr. Budd Haeberlein currently serves on the Board of Trustees of The Boston Home, a nursing-care facility for adults with physical disabilities. Dr. Budd Haeberlein previously served on the Boards of Directors of Rodin Therapeutics from January 2016 to December 2016, and the Stockholm Brain Institute from 2007 to 2011. Prior to joining the biopharmaceutical industry, she was an instructor at Harvard Medical School and did research at The Burnham Institute. Dr. Budd Haeberlein holds a Ph.D. and B.Sc. in Biochemistry from the University of Dundee. Dr. Budd Haeberlein was also a member of the World Dementia Council.

As a non-employee director, Dr. Budd Haeberlein will receive cash compensation for her Board service in accordance with the Company’s Non-Employee Director Compensation Policy (the “Compensation Policy”). In addition, under the Compensation Policy, upon her election as a director on May 8, 2023, Dr. Budd Haeberlein was granted an option to purchase 30,693 shares of the Company’s common stock at an exercise price per share of $9.65. This option shall vest in equal monthly installments over three years from the date of grant, provided, however, that all vesting shall cease if the director ceases to have a service relationship, unless the Board determines that the circumstances warrant continuation of vesting. Dr. Budd Haeberlein is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between Dr. Budd Haeberlein and any other persons pursuant to which she was selected as a director. At the time of this disclosure, Dr. Budd Haeberlein was not named to any committees of the Board, and no committee assignments are contemplated at this time. In addition, Dr. Budd Haeberlein entered into an indemnification agreement with the Company consistent with the form of indemnification agreement entered into between the Company and its existing non-employee directors, a copy of which was filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-261230) filed with the Securities and Exchange Commission on January 3, 2022. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Dr. Budd Haeberlein for some expenses, including attorneys’ fees, judgments, fines and settlement amounts respectively incurred by her in any action or proceeding arising out of her respective service as one of our directors.

Item 7.01	Regulation FD Disclosure.

On May 9, 2023, the Company issued a press release titled “Vigil Neuroscience Appoints Samantha Budd Haeberlein, Ph.D. to Board of Directors”, where it announced the appointment of Dr. Budd Haeberlein to the Board. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information under this Item 7.01, including Exhibit 99.1 hereto, is being furnished herewith and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated May 9, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vigil Neuroscience, Inc.

Date: May 9, 2023	By:	/s/ Ivana Magovčević-Liebisch
Ivana Magovčević-Liebisch
President and Chief Executive Officer